Exhibit 99.1

Independent Auditors’ Report

The Board of Directors and Stockholders
First Citizens BancShares, Inc.:

Report on the Statement of Assets Acquired and Liabilities Assumed
Opinion
We have audited the statement of assets acquired and liabilities assumed by First-Citizens Bank & Trust Company, a wholly owned subsidiary of First Citizens BancShares, Inc. and subsidiaries (the Company), related to the acquisition of certain assets and liabilities of Silicon Valley Bridge Bank, N.A. on March 27, 2023, and the related notes (the Financial Statement).
In our opinion, the accompanying Financial Statement presents fairly, in all material respects, the assets acquired and liabilities assumed of Silicon Valley Bridge Bank, N.A. described in Note 1 by the Company as of March 27, 2023, in accordance with U.S. generally accepted accounting principles.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statement section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Emphasis of Matter — Basis of Accounting
We draw attention to Note 1 to the Financial Statement, which describes that the accompanying statement of acquired assets and assumed liabilities was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the filing of Form 8-K of the Company) and is not intended to be a complete presentation of the Company’s assets and liabilities. As a result, the Financial Statement may not be suitable for another purpose. Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Financial Statement
Management is responsible for the preparation and fair presentation of the Financial Statement in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Financial Statement that is free from material misstatement, whether due to fraud or error.
Auditors’ Responsibilities for the Audit of the Financial Statement
Our objectives are to obtain reasonable assurance about whether the Financial Statement as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the Financial Statement.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the Financial Statement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the Financial Statement.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the Financial Statement.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ KPMG LLP

Raleigh, North Carolina
January 26, 2024

Statement of Assets Acquired and Liabilities Assumed
by First-Citizens Bank & Trust Company
(a wholly-owned subsidiary of First Citizens BancShares, Inc)

dollars in millions	March 27, 2023
Assets
Cash and due from banks	$1,310
Interest-earning deposits at banks	34,001
Investment securities available for sale	385
Loans	68,688
Allowance for loan losses	(220)
Loans, net of allowance for loan losses	68,468
Affordable housing tax credit investments and other unconsolidated investments	1,273
Premises and equipment	308
Core deposit intangibles	230
Other assets	1,564
Total assets acquired	$107,539
Liabilities
Deposits	$56,014
Borrowings	10
Deferred tax liabilities	3,364
Other liabilities	2,035
Total liabilities assumed	$61,423
Net assets acquired	$46,116

See accompanying Notes to the Statement of Assets Acquired and Liabilities Assumed.

Notes to the Statement of Assets Acquired and Liabilities Assumed

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

First Citizens BancShares, Inc. (the “Parent Company” and, when including all of its subsidiaries on a consolidated basis, “we,” “us,” “our,” “BancShares”) is a financial holding company organized under the laws of Delaware that conducts operations through its banking subsidiary, First-Citizens Bank & Trust Company (“FCB,” or the “Bank”), which is headquartered in Raleigh, North Carolina.

BASIS OF PRESENTATION

Business Combination
On March 27, 2023 (the “SVBB Acquisition Date”), FCB acquired substantially all loans and certain other assets and assumed all customer deposits and certain other liabilities of Silicon Valley Bridge Bank, N.A. (“SVBB”) from the Federal Deposit Insurance Corporation (the “FDIC”) pursuant to the terms of a purchase and assumption agreement (the “Purchase Agreement”) by and among FCB, the FDIC and the FDIC as receiver of SVBB (the “SVBB Acquisition”).

Refer to Note 2—Business Combination for additional information.

Basis of Presentation
BancShares has determined that the SVBB Acquisition constitutes a business combination as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Accordingly, the assets acquired and liabilities assumed are presented in this Statement of Assets Acquired and Liabilities Assumed and accompanying Notes (this “Financial Statement”) at their estimated fair values based on preliminary valuations as of March 27, 2023.

In accordance with the relief granted in a letter dated June 1, 2023 from the staff of the Division of Corporate Finance of the Securities and Exchange Commission (the “Commission”), and the Commission’s Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”), BancShares has omitted certain financial information of SVBB required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the SVBB Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction. This Financial Statement solely relates to the fair values of the assets acquired and liabilities assumed in the SVBB Acquisition. Therefore, this Financial Statement does not include the following financial statements: balance sheet, statement of income, statement of comprehensive income, statement of changes in stockholder’s equity, and statement of cash flows.

The preparation of this Financial Statement requires management to make estimates and assumptions based on available information, including, but not limited to discount rates, market conditions, expected cash flows and other future events that are highly subjective in nature and subject to change. These estimates and assumptions impact the amounts reported in this Financial Statement and accompanying notes, and actual results could differ from those estimates. The significant estimates relate to the determination of fair values of loans acquired and the core deposit intangibles associated with the acquisition are considered critical accounting estimates. The methods used to determine the fair values of the significant assets acquired and liabilities assumed are described below.

Variable Interest Entities (“VIEs”) are legal entities that either do not have sufficient equity to finance their activities without the support from other parties or whose equity investors lack a controlling financial interest. Consolidation of a VIE is appropriate if a reporting entity holds a controlling financial interest in the VIE and is the primary beneficiary. BancShares is not the primary beneficiary and does not hold a controlling interest in the VIEs as it does not have the power to direct the activities that most significantly impact the VIEs’ economic performance. As such, assets and liabilities of these entities are not consolidated into this Financial Statement. See Note 9—Variable Interest Entities.

SIGNIFICANT ACCOUNTING POLICIES

Cash and interest-earning deposits at banks
Cash and interest-earning deposits at banks have short-term or no stated maturity, prevailing market rates and limited credit risk. Therefore, carrying values approximate fair value.

Investment securities
BancShares classifies the acquired debt securities as available for sale (“AFS”). The fair value of mortgage-backed securities and municipal bonds are based on quoted market prices, where available. If quoted market prices are not available, fair value estimates are based on observable inputs including quoted market prices for similar instruments, quoted market prices that are not in an active market or other inputs that are observable in the market. In the absence of observable inputs, fair value is estimated based on pricing models and/or discounted cash flow methodologies.

In accordance with ASC Topic 805, Business Combinations, the acquired investment securities were recognized at fair value as of the SVBB Acquisition Date. Consequently, amortized cost equates to fair value at the SVBB Acquisition Date. See Note 3—Investment Securities Available for Sale for additional information.

Loans
Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, remaining term of loan, credit quality ratings or scores, amortization status and current discount rate. Loans with similar risk characteristics were pooled together and treated in aggregate when applying various valuation techniques. The discount rates used for loans were based on an evaluation of current market rates for new originations of comparable loans and required rates of return for market participants to purchase similar assets, including adjustments for liquidity and credit quality when necessary.

Acquired Loans
BancShares’ accounting methods for acquired loans depends on whether or not the loans reflect more than insignificant credit deterioration since origination at the date of acquisition.

Non-Purchased Credit Deteriorated Loans
Non-Purchased Credit Deteriorated (“Non-PCD”) loans do not reflect more than insignificant credit deterioration since origination at the date of acquisition. These loans are recorded at fair value, and the difference between the fair value and the unpaid principal balance (“UPB”) at the acquisition date is amortized or accreted to interest income over the contractual life of the loan using the effective interest method.

Purchased Credit Deteriorated Loans
Purchased loans that reflect a more than insignificant credit deterioration since origination at the date of acquisition are classified as Purchased Credit Deteriorated (“PCD”) loans. PCD loans are recorded at acquisition-date amortized cost, which is the purchase price or fair value in a business combination, plus BancShares' initial allowance for loan losses (“ALL”), which results in a gross up of the loan balance (the “PCD Gross-Up”). The initial ALL for PCD loans is established through the PCD Gross-Up, and there is no corresponding increase to the provision for credit losses. The difference between the UPB and the acquisition date amortized cost resulting from the PCD Gross-Up is amortized or accreted to interest income over the contractual life of the loan using the effective interest method. Refer to Note 5—Allowance for Loan Losses for additional information.

Loan Classes
The classes of the acquired loans are described below.

Global Fund Banking – Global fund banking is the largest class of loans and consists of capital call lines of credit, the repayment of which is dependent on the payment of capital calls by the underlying limited partner investors in funds managed by certain private equity and venture capital firms.

Investor Dependent – The investor dependent class includes loans made primarily to technology and life science/healthcare companies. These borrowers typically have modest or negative cash flows and rarely have an established record of profitable operations. Repayment of these loans may be dependent upon receipt by borrowers of additional equity financing from venture capital firms or other investors, or in some cases, a successful sale to a third party or an initial public offering (“IPO”). The investor dependent loans are disaggregated into two classes:

•Early-Stage – These include loans to pre-revenue, development-stage companies and companies that are in the early phases of commercialization, with revenues of up to $5 million.
•Growth Stage – These include loans to growth-stage enterprises. Companies with revenues between $5 million and $15 million, or pre-revenue clinical-stage biotechnology companies, are considered to be mid stage, and companies with revenues in excess of $15 million are considered to be later stage.

Cash Flow Dependent and Innovation Commercial and Industrial (“C&I”) – Cash flow dependent and innovation C&I loans are made primarily to technology and life science/healthcare companies that are not investor dependent. Repayment of these loans is not dependent on additional equity financing, a successful sale or an IPO.
•Cash Flow Dependent – Cash flow dependent loans are typically used to assist a select group of private equity sponsors with the acquisition of businesses, are larger in size and repayment is generally dependent upon the cash flows of the combined entities. Acquired companies are typically established, later-stage businesses of scale, and characterized by reasonable levels of leverage with loan structures that include meaningful financial covenants. The sponsor’s equity contribution is often 50 percent or more of the acquisition price.
•Innovation C&I – These include loans in innovation sectors such as technology and life science/healthcare industries. Innovation C&I loans are dependent on either the borrower’s cash flows or balance sheet for repayment. Cash flow dependent loans require the borrower to maintain cash flow from operations that is sufficient to service all debt. Borrowers must demonstrate normalized cash flow in excess of all fixed charges associated with operating the business. Balance sheet dependent loans include asset-backed loans and are structured to require constant current asset coverage (e.g., cash, cash equivalents, accounts receivable and, to a much lesser extent, inventory) in an amount that exceeds the outstanding debt. The repayment of these arrangements is dependent on the financial condition, and payment ability, of third parties with whom our clients do business.

Private Bank – Private banking includes loans to clients who are primarily private equity/venture capital professionals and executives in the innovation companies, as well as high net worth clients. We offer a customized suite of private banking services, including mortgages, home equity lines of credit, restricted and private stock loans, personal capital call lines of credit, lines of credit against liquid assets and other secured and unsecured lending products. In addition, we provide owner occupied commercial mortgages and real estate secured loans.

Commercial Real Estate (“CRE”) – CRE consists generally of acquisition financing loans for commercial properties such as office buildings, retail properties, apartment buildings and industrial/warehouse space.

Other – The remaining smaller acquired portfolios are aggregated into this category. These include other C&I, premium wine and other acquired portfolios.
•Other C&I loans include working capital and revolving lines of credit, as well as term loans for equipment and fixed assets. These loans are primarily to clients that are not in the technology and life sciences/healthcare industries. Additionally, other C&I loans contain commercial tax-exempt loans to not-for-profit private schools, colleges, public charter schools and other not-for-profit organizations.
•Premium wine loans are made to wine producers, vineyards and wine industry or hospitality businesses across the Western United States. A large portion of these loans are secured by real estate collateral such as vineyards and wineries.
▪Other acquired portfolios consist primarily of construction and land loans for financing new developments as well as financing for improvements to existing buildings. These also include community development loans made as part of our responsibilities under the Community Reinvestment Act of 1977, and a small amount of Paycheck Protection Program (“PPP”) loans, which are loans guaranteed by the Small Business Association that were issued through the PPP.

Allowance for Loan Losses
The methodology for estimating the ALL is the sum of two main components: (i) modeled ALL assessed on a collective basis for pools of loans that share similar risk characteristics that includes a quantitative adjustment to account for portfolio risk not captured in the models and may include a qualitative adjustment based on management’s assessment of the risks and (ii) ALL assessed for individual loans that do not share similar risk characteristics with other loans.

For loans that share similar risk characteristics, the process derives an estimated ALL assumption from a non-discounted cash flow approach based on portfolio classes. This approach incorporates a calculation of three predictive metrics: probability of default (“PD”), loss given default (“LGD”), and exposure at default (“EAD”), over the estimated life of the exposure. PD and LGD assumptions are developed based on quantitative models and inherent risk of credit loss, both of which involve significant judgment. Renewals and extensions within our control are not considered in the estimated contractual term of a loan. A qualitative adjustment may be applied to account for risk not captured by the models or emerging risks that may not yet be captured.

For loans that do not share similar risk characteristics, the ALL is measured based on the net realizable value, which is the difference between the discounted value of the expected future cash flows and the amortized cost basis of the loan. When a loan is collateral-dependent and the repayment is expected to be provided substantially through the operation or sale of the collateral, the ALL is measured as the difference between the amortized cost basis of the loan and the fair value of the collateral.

Unfunded commitments are assessed to determine both the probability of funding as well as the expectation of future losses. BancShares estimates the expected funding amounts and applies its PD and LGD models to those expected funding amounts to estimate the reserve for unfunded commitments.

Leases
Certain branch locations, administrative offices, and equipment are leased. Operating lease right of use assets (“ROU assets”) are included in other assets, and the associated lease obligations are included in other liabilities. Leases with a remaining term of 12 months or less at the SVBB Acquisition Date were not recorded in this Financial Statement.

ROU assets and lease liabilities were recognized on the SVBB Acquisition Date based on the present value of remaining lease terms. BancShares’ incremental borrowing rate at the SVBB Acquisition Date was utilized to determine the present value of lease payments. The valuation of the ROU assets considered the comparison of current market rates to contractual rates under the lease agreements.

Affordable housing tax credit investments
The fair values of the affordable housing tax credit investments were determined based on discounted cash flows. The cash flow projections considered tax credits and net benefits from operating losses and tax depreciation. The discount rate was determined using observable market data points for similar investments.

Premises and Equipment
Fair values for furniture, equipment and software were determined using the cost approach. See Note 7—Premises and Equipment for further information.

Core deposit intangibles
Certain core deposits were acquired as part of the SVBB Acquisition, which provide an additional source of funds for BancShares. The core deposit intangibles represent the costs saved by BancShares by acquiring the core deposits rather than sourcing the funds elsewhere. This intangible was valued using the after-tax cost savings method under the income approach. This method estimates the fair value by discounting to present value the favorable funding spread attributable to the core deposit balances over their estimated average remaining life. The valuation considered a dynamic approach to interest rates and alternative cost of funds. The favorable funding spread is calculated as the difference in the alternative cost of funds and the net deposit cost. Refer to further discussion in Note 8—Core Deposit Intangibles.

Derivative Assets and Liabilities
The fair values of the derivative assets and derivative liabilities acquired in the SVBB Acquisition were valued using prices of financial instruments with similar characteristics and observable inputs. All derivatives are reported on a gross basis in this Financial Statement and are not offset by derivative assets and liabilities and cash collateral under master netting agreements except for swap contracts cleared by the Chicago Mercantile Exchange and LCH Clearnet. These swap contracts are accounted as “settled-to-market”, and cash variation margin paid or received is characterized as settlement of the derivative exposure. Variation margin balances are offset against the corresponding derivative asset and liability balances on the balance sheet.

Interest Rate Contracts
Interest rate derivative contracts are provided to support the business requirements of customers. Derivative contracts are sold to customers and in order to mitigate the market risk associated with these customer contracts, similar offsetting positions are entered into with broker-dealers.

Foreign Exchange Contracts
Foreign exchange forwards, options, and swaps contracts are transacted with clients involved in foreign activities, either as the purchaser or seller, depending upon the clients’ needs. These are structured as back-to-back contracts to mitigate the risk of fluctuations in currency rates. In addition, foreign exchange forward contracts are entered into with correspondent banks to economically reduce our foreign exchange exposure related to certain foreign currency denominated instruments.

Other Assets
Other assets acquired in the SVBB Acquisition primarily included accrued interest receivable, Federal Home Loan Bank (“FHLB”) stock and Federal Reserve (“FRB”) stock, and derivative financial instruments. Accrued interest receivable is short-term in nature and, therefore, historical carrying values approximate fair value. Based on the low credit risk and historical redemptions at cost, we determined that historical cost approximated the fair value of FHLB and FRB stock. Derivative financial instruments are discussed above and in Note 13—Derivative Financial Instruments. Other assets are further discussed in Note 10—Other Assets and Note 15—Fair Value.
Deposits
Acquired deposits were essentially all transactional deposits. The estimated fair value of deposits with no stated maturity, such as demand deposit accounts, money market accounts, and savings accounts was the amount payable on demand. Thus, we determined carrying values approximate fair value.

Deferred Tax liability
The deferred tax liability (“DTL”) for the SVBB Acquisition is discussed in Note 16—Deferred Income Taxes.

Other liabilities
Other liabilities acquired in the SVBB Acquisition primarily included commitments to fund tax credit investments, reserve for off-balance sheet credit exposures, and accrued interest payable. The fair value of the liability representing our commitment for future capital contributions to the affordable housing tax credit investments was determined based on discounted cash flows. Projected cash flows for future capital contributions were discounted at a rate that represented FCB’s cost of debt. Accrued interest payable is short-term in nature, and therefore, carrying values approximate fair value. The fair value of the remaining other liabilities was determined to approximate carrying value. Other liabilities also included derivative financial instruments, which are discussed above. Refer to further discussions in Note 13—Derivative Financial Instruments, Note 14—Other Liabilities, and Note 15—Fair Value.

Fair Values

Fair Value Hierarchy
Fair value of financial assets and liabilities are determined in accordance with ASC 820, Fair Value Measurement, which defines fair value, establishes a consistent framework for measuring fair value, and requires disclosures about fair value measurements. BancShares categorizes its financial instruments based on the significance of inputs to the valuation techniques according to the following three-tier fair value hierarchy:
•Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date. Level 1 assets include cash and interest earning deposits at banks.
•Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include investment securities with quoted prices that are traded less frequently than exchange-traded instruments, accrued interest income, stock in the Federal Home Loan Bank and Federal Reserve Bank, deposits with no stated maturity, time deposits, securities sold under customer repurchase agreements and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.
•Level 3 - Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Level 3 assets include loans for which the determination of fair value requires significant management judgment or estimation.

See Note 15—Fair Value for additional information.

Shared-Loss Agreement Intangibles
Preliminary estimates indicate there is no material value to attribute to the loss indemnification asset or true-up liability under the commercial shared loss agreement FCB entered in with the FDIC in connection with the SVBB Acquisition (the “Shared-Loss Agreement”). This is primarily based on evaluation of historical loss experience and the credit quality of the portfolio. See Note 2—Business Combination for discussion of the Shared-Loss Agreement.

NOTE 2 — BUSINESS COMBINATION

Silicon Valley Bridge Bank Acquisition
FCB completed the SVBB Acquisition on March 27, 2023 and acquired substantially all loans and certain other assets and assumed all customer deposits and certain other liabilities of SVBB in an FDIC-assisted transaction.

BancShares has determined that the SVBB Acquisition constitutes a business combination as defined by ASC Topic 805, Business Combinations. Accordingly, the assets acquired and liabilities assumed are presented at their estimated fair values based on preliminary valuations as of March 27, 2023. The determination of estimated fair values required management to make certain estimates about discount rates, future expected cash flows, market conditions at the time of the SVBB Acquisition, and other future events that are highly subjective in nature and may require adjustments.

FCB and the FDIC are awaiting conclusion of the customary final settlement process which could impact the fair value of certain other assets acquired and other liabilities assumed. We continue to review information relating to events or circumstances existing at the SVBB Acquisition Date that could impact the preliminary fair value estimates. Until management finalizes its fair value estimates for the acquired assets and assumed liabilities, the preliminary gain on acquisition can be updated for a period not to exceed one year following the SVBB Acquisition Date (the “Measurement Period”). We believe the preliminary fair value estimates of assets acquired and liabilities assumed, including the affects of Measurement Period adjustments, provide a reasonable basis for determining the preliminary fair values. The fair value measurements of certain other assets and liabilities are preliminary as we identify and assess information regarding the nature of these assets and liabilities and review the associated valuation assumptions and methodologies. The tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the SVBB Acquisition Date. As such, the amounts recorded for tax assets and liabilities are considered provisional as we continue to evaluate the nature and extent of permanent and temporary differences between the book and tax bases of the acquired assets and liabilities assumed, as well as the tax impact on the preliminary gain on acquisition.

Pursuant to the terms of the Purchase Agreement, FCB acquired assets with an estimated total fair value of approximately $107.54 billion as of the SVBB Acquisition Date, primarily including $68.47 billion of loans, net of the initial ALL for PCD loans, and $35.31 billion of cash and interest-earning deposits at banks. FCB also assumed liabilities with an estimated total fair value of approximately $61.42 billion, primarily including $56.01 billion of customer deposits. The deposits were acquired without a premium, and the assets were acquired at a discount of approximately $16.45 billion pursuant to the terms of the Purchase Agreement. Further details regarding the fair values of the acquired assets and assumed liabilities are provided in the “Fair Value Purchase Price Allocation” table below.

In connection with the Purchase Agreement, FCB also entered into the Shared-Loss Agreement. The Shared-Loss Agreement covers an estimated $60 billion of funded commercial loans (collectively, the “Covered Assets”). The FDIC will reimburse FCB for 0% of losses of up to $5 billion with respect to Covered Assets and 50% of losses in excess of $5 billion with respect to Covered Assets (“FDIC Loss Sharing”), and FCB will reimburse the FDIC for 50% of recoveries related to such Covered Assets (“FCB reimbursement”). The Shared-Loss Agreement provides for FDIC loss sharing for five years and FCB reimbursement for eight years. The Shared-Loss Agreement extends to loans funded after the SVBB Acquisition Date that were unfunded commitments to loans at the SVBB Acquisition Date for a period of one year after the SVBB Acquisition Date. If certain conditions are met pursuant to the Shared-Loss Agreement, FCB has agreed to pay to the FDIC, 45 days after March 31, 2031 (or, if earlier, the time of disposition of all acquired assets pursuant to the Shared-Loss Agreement), a true-up amount up to $1.5 billion calculated using a formula set forth in the Shared-Loss Agreement.

Purchase Price Consideration for the SVBB Acquisition
As consideration for the SVBB Acquisition, FCB issued a five-year note to the FDIC with an original principal of $35 billion, which note was amended and restated adjusting the principal amount to $36.07 billion (as amended, the “Purchase Money Note”). FCB pledged specified assets as collateral security for the Purchase Money Note and the Advance Facility Agreement (as defined below), including loans purchased from the FDIC as receiver to SVBB, the related loan documents and collections, accounts established for collections and disbursements, any items credited thereto, such additional collateral (if any) as the parties may agree to in the future, and proceeds thereof. The interest rate on the Purchase Money Note accrues at a rate of 3.50% per annum. There are no scheduled principal payments under the Purchase Money Note. FCB may voluntarily prepay principal under the Purchase Money Note, without penalty or premium, twice per month. The principal amount of the Purchase Money Note is based on the carrying value of net assets acquired less the asset discount of $16.45 billion pursuant to the terms of the Purchase Agreement.

In addition, as part of the consideration for the SVBB Acquisition, BancShares issued a Cash-Settled Value Appreciation Instrument to the FDIC (the “Value Appreciation Instrument”) in which FCB agreed to make a cash payment to the FDIC equal to the product of (i) $5 million and (ii) the excess amount by which the average volume weighted price of one share of BancShares’ Class A common stock, par value $1 (“Class A Common Stock”), over the two Nasdaq trading days immediately prior to the date on which the Value Appreciation Instrument is exercised exceeds $582.55; provided that the settlement amount does not exceed $500 million. The Value Appreciation Instrument was exercisable by the holder thereof, in whole or in part, from and including March 27, 2023 to April 14, 2023. The FDIC exercised its right under the Value Appreciation Instrument on March 28, 2023, and a $500 million payment was made on April 4, 2023.

The fair values of the Purchase Money Note and the Value Appreciation Instrument do not represent assets acquired or liabilities assumed in the SVBB Acquisition. Therefore, the Purchase Money Note and the Valuation Appreciation Instrument are not reported in the Statement of Assets Acquired and Liabilities Assumed.

The following table provides the purchase price allocation to the identifiable assets acquired and liabilities assumed at their estimated fair values as of the SVBB Acquisition Date:

Fair Value Purchase Price Allocation

dollars in millions	March 27, 2023
Fair Value Purchase Price Allocation
Purchase price consideration
Purchase Money Note (1)	$35,808
Value Appreciation Instrument	500
Purchase price consideration	$36,308
Assets
Cash and due from banks	$1,310
Interest-earning deposits at banks	34,001
Investment securities available for sale	385
Loans	68,688
Allowance for loan losses	(220)
Loans, net of allowance for loan losses	68,468
Affordable housing tax credit investments and other unconsolidated investments	1,273
Premises and equipment	308
Core deposit intangibles	230
Other assets	1,564
Total assets acquired	$107,539
Liabilities
Deposits	$56,014
Borrowings	10
Deferred tax liabilities	3,364
Other liabilities	2,035
Total liabilities assumed	$61,423
Fair value of net assets acquired	46,116
Preliminary gain on acquisition, after income taxes (2)	$9,808
Preliminary gain on acquisition, before income taxes (2)	$13,172
(1) The principal amount of the Purchase Money Note is the carrying value of net assets acquired of approximately $52.52 billion less the asset discount of $16.45 billion pursuant to the Purchase Agreement. The $35.81 billion above is net of a fair value discount of approximately $264 million. The fair value was estimated based on the income approach, which includes: (i) projecting cash flows over a certain discrete projection period and (ii) discounting those projected cash flows to present value at a rate of return that considers the relative risk of the cash flows and the time value of money.
(2) The difference between the preliminary gain on acquisition before and after taxes reflects the deferred tax liabilities recorded in the SVBB Acquisition, as presented above.

BancShares recorded a preliminary gain on acquisition of $9.81 billion, representing the excess of the fair value of net assets acquired over the purchase price.

NOTE 3 — INVESTMENT SECURITIES AVAILABLE FOR SALE

The following table presents the fair value of investment securities available for sale, which equates to the amortized cost as of the SVBB Acquisition Date as further discussed in Note 1—Significant Accounting Policies and Basis of Presentation.

Fair Value - Investment Securities Available for Sale

dollars in millions	March 27, 2023
Fair Value
Investment securities available for sale
Residential mortgage-backed securities	$102
Commercial mortgage-backed securities	20
Municipal bonds	263
Total investment securities available for sale	$385

Investments in mortgage-backed securities represent securities issued by the Government National Mortgage Association, Federal National Mortgage Association, and Federal Home Loan Mortgage Corporation. Municipal bonds are general obligation bonds.

At March 27, 2023, accrued interest receivable for available for sale securities was $3 million and is reported in other assets.

The following table provides contractual maturities. Expected maturities will differ from contractual maturities on certain securities because borrowers and issuers may have the right to call or prepay obligations with or without prepayment penalties. Residential and commercial mortgage-backed securities are stated separately as they are not due at a single maturity date.

Maturities - Debt Securities

dollars in millions	March 27, 2023
Fair Value
Investment securities available for sale
Securities maturing in:
One year or less	$3
After one through five years	18
After five through 10 years	95
After 10 years	147
Residential mortgage-backed securities	102
Commercial mortgage-backed securities	20
Total investment securities available for sale	$385

Investment securities having an aggregate fair value of $10 million at March 27, 2023, were pledged as collateral to secure public funds on deposit and certain short-term borrowings, and for other purposes as required by law.

A security is considered past due once it is 30 days contractually past due under the terms of the agreement. There were no securities past due as of March 27, 2023.

Certain investments acquired by BancShares were recorded in other assets. BancShares acquired $40 million of nonmarketable securities without readily determinable fair values, whereby fair value was determined to approximate carrying value at March 27, 2023. Affordable housing tax credit investments, which are accounted for using the proportional amortization method, were $1.23 billion at March 27, 2023.

NOTE 4 — LOANS

As discussed in Note 1—Significant Accounting Policies and Basis of Presentation, loans were recognized at their estimated fair values on the SVBB Acquisition Date in accordance with ASC Topic 805, Business Combinations. Unless otherwise noted, the following tables present loan amounts at fair value after the PCD gross-up, which represents amortized cost at the SVBB Acquisition Date.

Loans by Class

March 27, 2023
dollars in millions	Amortized Cost
Global fund banking	$38,708
Investor dependent - early stage	1,892
Investor dependent - growth stage	4,307
Innovation C&I and cash flow dependent	9,169
Private Bank	9,487
CRE	2,468
Other	2,657
Total	$68,688

At March 27, 2023, accrued interest receivable on loans included in other assets was $410 million and was excluded from the estimate of credit losses.

Purchased Loans
Accounting methods for acquired Non-PCD and PCD loans are discussed in Note 1—Significant Accounting Policies and Basis of Presentation. The following table presents the UPB and fair value before the PCD gross-up of the loans acquired in the SVBB Acquisition as of the SVBB Acquisition Date.

UPB and Fair Value of Loans Acquired

dollars in millions	Loans
	UPB	Fair Value
Non-PCD loans	$68,719	$66,422
PCD loans	2,568	2,046
Total loans, before PCD gross-up	$71,287	$68,468

The fair value of Non-PCD loans was $66.42 billion, compared to the UPB of $68.72 billion, resulting in a fair value discount of $2.30 billion that will be accreted into income over the contractual life of the loan using the effective interest method.

The following table summarizes PCD loans acquired in the SVBB Acquisition:

PCD Loans

dollars in millions	Total PCD
UPB	$2,568
Fair value	2,046
Fair value discount	522
Less: discount for loans with $0 fair value at SVBB Acquisition Date	(26)
Less: PCD gross-up	(220)
Non-credit discount (1)	$276
(1) The non-credit discount of $276 million will be accreted into income over the contractual life of the loan using the effective interest method.

The following table presents components of the discount on acquired loans that will be accreted into income:

Components of Unamortized Discount on Acquired Loans

dollars in millions	March 27, 2023
Discount on Non-PCD loans	$2,297
Discount on PCD loans	276
Total discount on acquired loans	$2,573

The aging of the outstanding loans, by class, at March 27, 2023 is provided in the table below. Loans less than 30 days past due are considered current, as various grace periods allow borrowers to make payments within a stated period after the due date and remain in compliance with the respective agreement.

Loans - Delinquency Status

	March 27, 2023
dollars in millions	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current	Total
Global fund banking	$64	$101	$—	$165	$38,543	$38,708
Investor dependent - early stage	6	2	2	10	1,882	1,892
Investor dependent - growth stage	6	—	—	6	4,301	4,307
Innovation C&I and cash flow dependent	147	14	4	165	9,004	9,169
Private Bank	13	1	17	31	9,456	9,487
CRE	1	1	—	2	2,466	2,468
Other	1	—	—	1	2,656	2,657
Total	$238	$119	$23	$380	$68,308	$68,688

The loans on non-accrual status and loans greater than 90 days past due and still accruing, by class, are presented below:

Loans on Non-Accrual Status

	March 27, 2023
dollars in millions	Non-Accrual Loans	Loans > 90 Days and Accruing
Global fund banking	$—	$—
Investor dependent - early stage	13	—
Investor dependent - growth stage	45	—
Innovation C&I and cash flow dependent	89	4
Private Bank	25	—
CRE	3	—
Other	1	—
Total	$176	$4

Credit Quality Indicators
Loans are monitored for credit quality on a recurring basis. Commercial loans and consumer loans have different credit quality indicators as a result of the unique characteristics of the loan classes being evaluated. The credit quality indicators for Non-PCD commercial loans are developed through a review of individual borrowers on an ongoing basis. Commercial loans are evaluated periodically with more frequent evaluations done on criticized loans. The indicators as of the date presented are based on the most recent assessment performed and are defined below:

Pass – A pass rated asset is not adversely classified because it does not display any of the characteristics for adverse classification.

Special mention – A special mention asset has potential weaknesses which deserve management’s close attention. If left uncorrected, such potential weaknesses may result in deterioration of the repayment prospects or collateral position at some future date. Special mention assets are not adversely classified and do not warrant adverse classification.

Substandard – A substandard asset is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Assets classified as substandard generally have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. These assets are characterized by the distinct possibility of loss if the deficiencies are not corrected.

Doubtful – An asset classified as doubtful has all the weaknesses inherent in an asset classified substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable on the basis of currently existing facts, conditions and values.

The following table summarizes loans disaggregated by year of origination and by risk rating:

Risk Classifications by Class

March 27, 2023
Risk Classification:	Term Loans by Origination Year							Revolving Converted to Term Loans
dollars in millions	2023	2022	2021	2020	2019	2018 & Prior	Revolving		Total
Global fund banking
Pass	$100	$275	$59	$52	$26	$4	$38,101	$81	$38,698
Special Mention	—	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	10	—	10
Doubtful	—	—	—	—	—	—	—	—	—
Total global fund banking	100	275	59	52	26	4	38,111	81	38,708
Investor dependent - early stage
Pass	198	865	300	19	5	1	198	—	1,586
Special Mention	—	18	2	1	—	—	9	—	30
Substandard	1	90	90	8	—	—	74	—	263
Doubtful	—	—	4	—	—	—	9	—	13
Total investor dependent - early stage	199	973	396	28	5	1	290	—	1,892
Investor dependent - growth stage
Pass	573	1,757	738	150	18	4	545	5	3,790
Special Mention	1	7	3	15	—	—	—	—	26
Substandard	13	156	111	76	2	4	84	—	446
Doubtful	—	7	9	—	—	—	29	—	45
Total investor dependent - growth stage	587	1,927	861	241	20	8	658	5	4,307
Innovation C&I and cash flow dependent
Pass	804	2,762	1,186	401	161	39	3,101	—	8,454
Special Mention	39	23	27	—	29	—	18	—	136
Substandard	15	17	206	52	—	21	179	—	490
Doubtful	—	7	8	53	—	—	21	—	89
Total innovation C&I and cash flow dependent	858	2,809	1,427	506	190	60	3,319	—	9,169
Private bank
Pass	351	2,311	2,223	1,434	808	1,249	1,032	15	9,423
Special Mention	—	—	2	—	—	6	4	—	12
Substandard	—	—	—	1	3	19	18	—	41
Doubtful	—	—	1	—	1	9	—	—	11
Total private bank	351	2,311	2,226	1,435	812	1,283	1,054	15	9,487
CRE
Pass	43	530	260	190	194	880	111	5	2,213
Special Mention	—	—	10	—	4	26	—	—	40
Substandard	—	7	4	17	119	66	2	—	215
Doubtful	—	—	—	—	—	—	—	—	—
Total CRE	43	537	274	207	317	972	113	5	2,468
Other
Pass	76	472	517	331	205	420	502	64	2,587
Special Mention	—	—	2	2	—	18	2	—	24
Substandard	—	2	4	1	8	16	14	1	46
Doubtful	—	—	—	—	—	—	—	—	—
Total Other	76	474	523	334	213	454	518	65	2,657
Total	$2,214	$9,306	$5,766	$2,803	$1,583	$2,782	$44,063	$171	$68,688

Loans Pledged
In connection with the SVBB Acquisition, FCB and the FDIC entered into terms and conditions for a five-year, up to $70 billion line of credit to FCB provided by the FDIC (the “Initial Liquidity Commitment”) and the Purchase Money Note.

In connection with the Initial Liquidity Commitment, FCB and the FDIC agreed to negotiate additional terms and documents augmenting and superseding the Initial Liquidity Commitment, and on November 20, 2023, FCB and the FDIC, as lender and as collateral agent, entered into an Advance Facility Agreement (the “Advance Facility Agreement”), providing total advances available through March 27, 2025 of up to $70 billion (subject to the limits described below) solely to provide liquidity to offset deposit withdrawal or runoff of former SVBB deposit accounts and to fund the unfunded commercial lending commitments acquired in the SVBB Acquisition. Borrowings outstanding under the Advance Facility Agreement are limited to an amount equal to the value of loans and other collateral obtained from SVBB plus the value of any other unencumbered collateral agreed by the parties to serve as additional collateral, reduced by the amount of principal and accrued interest outstanding under the Purchase Money Note and the accrued interest on the Advance Facility Agreement. Interest on any outstanding principal amount accrues at a variable rate equal to the three-month weighted average of the Daily Simple Secured Overnight Financing Rate plus 25 basis points (but in no event less than 0.00%). Obligations of FCB under the Advance Facility Agreement are subordinated to its obligations under the Purchase Money Note.

See Note 2—Business Combination for further discussion of the Purchase Money Note.

NOTE 5 — ALLOWANCE FOR LOAN LOSSES

The initial ALL for PCD loans acquired in the SVBB Acquisition of $220 million was established through a PCD Gross-Up to amortized cost. The ALL methodology and the PCD Gross-Up are discussed further in Note 1—Significant Accounting Policies and Basis of Presentation.

NOTE 6 — LEASES

Lessee
BancShares acquired leases in the SVBB Acquisition. All acquired leases are for real estate under operating lease arrangements. The real estate leases have remaining lease terms of up to 7 years. Lease terms may include options to extend or terminate the lease, and the options are included in the lease term when it is determined that it is reasonably certain the option will be exercised.

The following table presents supplemental Financial Statement information and remaining weighted average lease terms and discount rates:

Supplemental Lease Information

dollars in millions	Classification	March 27, 2023
ROU assets:
Operating leases	Other assets	$29
Lease liabilities:
Operating leases	Other liabilities	$30
Weighted-average remaining lease terms:
Operating leases		5.9 years
Weighted-average discount rate:
Operating leases		4.14%

The following table presents lease liability maturities at March 27, 2023:

Maturity of Lease Liabilities

dollars in millions	Operating Leases
Remainder of 2023	$5
2024	6
2025	6
2026	6
2027	4
2028	3
Thereafter	4
Total undiscounted lease payments	$34
Difference between undiscounted cash flows and discounted cash flows	(4)
Lease liabilities, at present value	$30

NOTE 7 — PREMISES AND EQUIPMENT

BancShares acquired furniture, equipment and software of $308 million in the SVBB Acquisition, which have estimated useful lives ranging from three to seven years.

NOTE 8 — CORE DEPOSIT INTANGIBLES

Core deposit intangibles represent the estimated fair value of core deposits. Core deposit intangibles are being amortized over their estimated useful life of eight years.

The following table summarizes the expected amortization expense as of March 27, 2023 in subsequent periods for core deposit intangibles:

Core Deposit Intangible Expected Amortization

dollars in millions	Amount
Remainder 2023	$38
2024	46
2025	38
2026	31
2027	25
2028	20
Thereafter	32
Balance, net of accumulated amortization	$230

NOTE 9 — VARIABLE INTEREST ENTITIES

Variable Interest Entities
Described below are the variable interest entities acquired by BancShares in the SVBB Acquisition.

Consolidated VIEs
BancShares did not acquire any consolidated VIEs.

Unconsolidated VIEs
Unconsolidated VIEs include limited partnership interests where BancShares’ involvement is limited to an investor interest and BancShares does not have the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance or obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.

The table below presents potential losses that would be incurred under hypothetical circumstances, such that the value of BancShares’ interests and any associated collateral declines to zero and assuming no recovery or offset from any economic hedges. BancShares believes the possibility is remote under this hypothetical scenario; accordingly, this disclosure is not an indication of expected loss.

Unconsolidated VIEs Carrying Value

dollars in millions	March 27, 2023
Investment in qualified affordable housing projects	$1,233
Total tax credit equity investments	$1,233
Other unconsolidated investments	5
Total assets (maximum loss exposure) (1)	$1,238
Liabilities for commitments to tax credit investments(2)	$715
(1)     Included in Affordable housing tax credit investments and other unconsolidated investments.
(2)    Represents commitments to invest in qualified affordable housing investments. These commitments are payable on demand and are included in Other liabilities.

NOTE 10 — OTHER ASSETS

The following table details other assets acquired in the SVBB Acquisition at March 27, 2023:

Other Assets

dollars in millions	Fair Value
Accrued interest receivable	$431
FHLB and FRB stock	320
Fair value of derivative financial instruments	458
Other	355
Total other assets	$1,564

Refer to further discussion in Note 1—Significant Accounting Policies and Basis of Presentation, Note 13—Derivative Financial Instruments, and Note 15—Fair Value.

NOTE 11 — DEPOSITS

The following table provides detail on the types of deposits assumed in the SVBB Acquisition:

Deposit Types

dollars in millions	March 27, 2023
Noninterest-bearing demand	$35,075
Checking with interest	9,208
Money market	11,487
Savings	38
Time	206
Total deposits	$56,014

At March 27, 2023, the scheduled maturities of time deposits were:

Deposit Maturities

dollars in millions
Twelve months ended March 27,	Time Deposits
2024	$202
2025	2
2026	2
Total time deposits	$206

Time deposits with a denomination of $250,000 or more were $159 million at March 27, 2023.

NOTE 12 — BORROWINGS

BancShares acquired $10 million of securities sold under agreements to repurchase that have overnight contractual maturities and are collateralized by government agency securities. The fair value of the assumed repurchase agreements was determined to approximate carrying values based on the short-term nature of these agreements.

NOTE 13 — DERIVATIVE FINANCIAL INSTRUMENTS

The following table presents the notional amount and fair value of derivative financial instruments acquired. The derivatives are presented on a gross basis in other assets and other liabilities in this Financial Statement and are not designated as hedging instruments.

Notional Amount and Fair Value of Derivative Financial Instruments

dollars in millions	March 27, 2023
	Notional Amount	Asset Fair Value	Liability Fair Value
Derivatives not designated as hedging instruments (Non-qualifying hedges)
Interest rate contracts (1) (3)	$5,077	$120	$(175)
Foreign exchange contracts	24,971	327	(320)
Other contracts (2)	490	11	(2)
Total derivatives not designated as hedging instruments	$30,538	458	(497)
Gross derivatives fair values presented in this Financial Statement		458	(497)
Less: Gross amounts offset in this Financial Statement		—	—
Net amount presented in this Financial Statement		458	(497)
Less: Amounts subject to master netting agreements (4)		(146)	146
Less: Cash collateral (received) pledged subject to master netting agreements (5)		(115)	17
Total net derivative fair value		$197	$(334)
(1)    Fair value balances include accrued interest.
(2)    Other derivative contracts not designated as hedging instruments include total return swaps and risk participation agreements.
(3)    BancShares accounts for swap contracts cleared by the Chicago Mercantile Exchange and LCH Clearnet as “settled-to-market”. As a result, variation margin payments are characterized as settlement of the derivative exposure and variation margin balances are netted against the corresponding derivative mark-to-market balances. Gross amounts of recognized assets and liabilities were lowered by $58 million and $2 million, respectively, at March 27, 2023.
(4)    BancShares’ derivative transactions are governed by International Swaps and Derivatives Association (“ISDA”) agreements that allow for net settlements of certain payments as well as offsetting of all contracts with a given counterparty in the event of bankruptcy or default of one of the two parties to the transaction. BancShares believes its ISDA agreements meet the definition of a master netting arrangement or similar agreement for purposes of the above disclosure.
(5)    In conjunction with the ISDA agreements described above, BancShares has entered into collateral arrangements with its counterparties, which provide for the exchange of cash depending on change in the market valuation of the derivative contracts outstanding. Such collateral is available to be applied in settlement of the net balances upon an event of default of one of the counterparties. Collateral pledged or received is included in other assets or deposits, respectively.

NOTE 14 — OTHER LIABILITIES

The following table details other liabilities assumed in the SVBB Acquisition at March 27, 2023:

Other Liabilities

dollars in millions	Fair Value
Commitments to fund tax credit investments	$715
Fair value of derivative financial instruments	497
Reserve for off-balance sheet credit exposures	253
Accrued interest payable	109
Other	461
Total other liabilities	$2,035

Refer to further discussion in Note 1—Significant Accounting Policies and Basis of Presentation, Note 13—Derivative Financial Instruments, and Note 15—Fair Value.

NOTE 15 — FAIR VALUE

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table summarizes BancShares’ assets and liabilities measured at estimated fair value on a recurring basis:

Assets and Liabilities Measured at Fair Value - Recurring Basis

dollars in millions	March 27, 2023
	Total	Level 1	Level 2	Level 3
Assets
Investment securities available for sale
Residential mortgage-backed securities	$102	$—	$102	$—
Commercial mortgage-backed securities	20	—	20	—
Municipal bonds	263	—	263	—
Total investment securities available for sale	$385	$—	$385	$—
Derivative Assets (1)
Interest rate contracts — non-qualifying hedges	$120	$—	$120	$—
Foreign exchange contracts — non-qualifying hedges	327	—	327	—
Other derivative contracts — non-qualifying hedges	11	—	11	—
Total derivative assets	$458	$—	$458	$—
Liabilities
Derivative liabilities (1)
Interest rate contracts — non-qualifying hedges	$175	$—	$175	$—
Foreign exchange contracts — non-qualifying hedges	320	—	320	—
Other derivative contracts — non-qualifying hedges	2	—	2	—
Total derivative liabilities	$497	$—	$497	$—
(1)     Derivative fair values include accrued interest.

The methods and assumptions used to estimate the fair value of each class of financial instruments measured at fair value on a recurring basis are discussed in Note 1—Significant Accounting Policies and Basis of Presentation.

Financial Instruments Fair Value
The table below presents the carrying values and estimated fair values for financial instruments, excluding leases and certain other assets and liabilities for which these disclosures are not required:

Carrying Values and Fair Values of Financial Assets and Liabilities

dollars in millions	March 27, 2023
		Estimated Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and due from banks	$1,310	$1,310	$—	$—	$1,310
Interest earning deposits at banks	34,001	34,001	—	—	34,001
Investment securities available for sale	385	—	385	—	385
Net loans	68,468	—	—	68,468	68,468
Accrued interest receivable	431	—	431	—	431
Federal Home Loan Bank and Federal Reserve Bank stock	320	—	320	—	320
Derivative assets	458	—	458	—	458
Financial Liabilities
Deposits with no stated maturity	55,808	—	55,808	—	55,808
Time deposits	206	—	206	—	206
Securities sold under customer repurchase agreements	10	—	10	—	10
Accrued interest payable	109	—	109	—	109
Derivative liabilities	497	—	497	—	497

The methods and assumptions used to estimate the fair value of each class of financial instruments are discussed in Note 1—Significant Accounting Policies and Basis of Presentation.

NOTE 16 — DEFERRED INCOME TAXES

The SVBB Acquisition is an asset acquisition for tax purposes and is therefore considered a taxable transaction. The deferred tax liability (“DTL”) of $3.36 billion for the SVBB Acquisition was calculated by applying FCB’s deferred tax rate to the book and tax basis differences on the SVBB Acquisition Date for acquired assets and assumed liabilities. Deferred taxes were not recorded for the affordable housing tax credit investments in accordance with the proportional amortization method.

NOTE 17 — COMMITMENTS

Off-balance sheet risk associated with the SVBB Acquisition included commitments to extend credit and letters of credit as follows:

dollars in millions	March 27, 2023
Financing Commitments
Financing assets	$49,751
Letters of Credit
Standby letters of credit	3,358
Other letters of credit	78

Financing Commitments
Commitments to extend credit are agreements to lend to customers. These commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. In some cases, collateral is pledged to secure the commitment, including cash deposits, securities, and other assets.

Financing commitments, referred to as loan commitments or lines of credit, primarily reflect agreements to lend to customers, subject to the customers’ compliance with contractual obligations. As financing commitments may not be fully drawn, may expire unused, may be reduced or canceled at the customer’s request, and may require the customer to be in compliance with certain conditions, total commitment amounts do not necessarily reflect actual future cash flow requirements.

Letters of Credit
Standby letters of credit are commitments to pay the beneficiary thereof if drawn upon by the beneficiary upon satisfaction of the terms of the letter of credit. Those commitments are primarily issued to support public and private borrowing arrangements. The credit risk related to the issuance of these letters of credit is essentially the same as in extending loans to clients and, therefore, these letters of credit are collateralized when necessary.